Astoria Financial Corporation Reports Fourth Quarter And Full Year Earnings Per Common Share Of $0.18 And $0.60, Respectively

Quarterly Cash Dividend of $0.04 Per Common Share Declared; Sets Annual Shareholder Meeting Date

LAKE SUCCESS, N.Y., Jan. 29, 2014 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income available to common shareholders of $18.0 million, or $0.18 diluted earnings per common share ("diluted EPS"), for the quarter ended December 31, 2013, compared to net income available to common shareholders of $16.9 million, or $0.17 diluted EPS, for the quarter ended December 31, 2012. For the year ended December 31, 2013, net income available to common shareholders totaled $59.4 million, or $0.60 diluted EPS, compared to $53.1 million, or $0.55 diluted EPS, for the year ended December 31, 2012.

Included in the 2013 full year results is a $4.3 million prepayment charge ($2.8 million, or $0.03 per common share, after tax) for the early extinguishment of debt during the 2013 second quarter in connection with the redemption of $125 million of capital securities. Included in the 2012 fourth quarter is a $6.0 million ($3.9 million, or $0.04 per common share, after tax) gain resulting from the sale of the Company's entire holdings of Freddie Mac preferred stock and a $2.2 million ($1.4 million, or $0.02 per common share, after tax) charge related to the settlement of employment agreements associated with executive retirements in the 2012 first quarter. Also included in the 2012 full year results are net charges totaling $3.4 million ($2.2 million, or $0.02 per common share, after-tax), representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter, and a $1.2 million ($785,000, or $0.01 per common share, after tax) charge related to the early extinguishment of debt in the 2012 third quarter.

Financial Highlights

Loan Portfolio Shift Continues:

  Multifamily/commercial real estate ("MF/CRE") mortgage loan originations totaled $1.6 billion for the year ended December 31, 2013.
  MF/CRE loans continue to become a larger percentage of the loan portfolio, increasing to 33% of total loans at December 31, 2013 from 24% at December 31, 2012.
  At December 31, 2013, the MF/CRE pipeline totaled approximately $312 million.

Deposits:

  Business deposits increased 32% from December 31, 2012 to $650.1 million at December 31, 2013.
  Core deposits increased to 67% of deposits at December 31, 2013, up from 62% at December 31, 2012.

Net Interest Margin:

  For the year ended December 31, 2013, the net interest margin increased to 2.25% from 2.16% for the 2012 comparable period.

Operating Expense Improvement:

  Year over year decline in operating expenses achieved in part through cost control initiatives implemented in 2012 resulting in lower compensation and benefits expense, primarily pension related, coupled with lower FDIC insurance premium expense and other expense.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the 2013 fourth quarter stated, "We are pleased with the results that we have reported today which we believe demonstrate that our plan to strategically reposition our balance sheet continues to gain traction. On the asset side of the balance sheet, our MF/CRE loan portfolio continued to grow and now represents 33% of our loan portfolio, well on its way towards our target of 45% by the end of 2015. Likewise, on the liability side, our continued focus on growing business banking continues to pay dividends by providing us with low cost business deposits, which have grown 32% during the year ended December 31, 2013."

Board Declares Quarterly Cash Dividend of $0.04 Per Share; Sets Annual Shareholder Meeting Date

The Board of Directors of the Company, at its January 29, 2014 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on March 1, 2014 to shareholders of record as of February 14, 2014. This is the seventy-fifth consecutive quarterly cash dividend declared by the Company. In addition, the Board established May 21, 2014 as the date for the Annual Meeting of Shareholders, and set March 27, 2014 as the voting record date. In addition, as stated earlier today in a press release, the Company announced that Jane D. Carlin has been appointed to serve as a director of both the Company and Astoria Federal effective January 29, 2014.

Fourth Quarter and Full Year Earnings Summary

Net interest income for the quarter ended December 31, 2013 totaled $86.8 million compared to $86.2 million for the previous quarter and $87.4 million for the 2012 fourth quarter. The net interest margin for the quarter ended December 31, 2013 increased to 2.31% from 2.28% for the previous quarter and 2.21% for the 2012 fourth quarter. For the year ended December 31, 2013, net interest income totaled $341.9 million, compared to $348.3 million for the year ended December 31, 2012, and the net interest margin increased to 2.25% for the full year 2013 from 2.16% for the full year 2012.

For the quarter ended December 31, 2013, a $3.4 million provision for loan losses was recorded compared to $2.5 million for the previous quarter and $10.9 million for the 2012 fourth quarter. For the year ended December 31, 2013, the provision for loan losses totaled $19.6 million compared to $40.4 million for the year ended December 31, 2012. "The level of provision is a continued reflection of the improvement in our asset quality metrics, as well as the contraction of the overall loan portfolio. The allowance for loan losses coverage ratio to the total loan portfolio remains strong at 1.12%," Mr. Redman commented.

Non-interest income for the quarter ended December 31, 2013 totaled $17.4 million compared to $21.6 million for the 2012 fourth quarter. This decrease is due primarily to a decrease in gain on sales of securities, partially offset by an increase in mortgage banking income, net, including a partial recovery of the MSR valuation allowance of $2.3 million. For the year ended December 31, 2013, non-interest income totaled $69.6 million compared to $73.2 million for the year ended December 31, 2012. This decrease is primarily due to decreases in gain on sales of securities, customer service fees, and income from bank owned life insurance, partially offset by an increase in mortgage banking income, net, including a partial recovery of the MSR valuation allowance totaling $5.4 million.

General and administrative ("G&A") expense for the quarter ended December 31, 2013 totaled $69.0 million compared to $72.5 million for the previous quarter and $73.2 million for the 2012 fourth quarter. The decrease from the previous quarter is primarily due to decreases in advertising expense and other expense. The decrease from the 2012 fourth quarter is due to the decline in FDIC insurance premium expense and decreases in advertising expense and other expense. For the year ended December 31, 2013, G&A expense decreased $12.6 million, or 4%, to $287.5 million from $300.1 million for the year ended December 31, 2012. This decrease is primarily due to decreases in FDIC insurance premium expense, compensation and benefits expense, and other expense which were partially offset by increases in occupancy, equipment and systems expense and extinguishment of debt expense.

Balance Sheet Summary

Total assets decreased $228.4 million and $702.9 million, from September 30, 2013 and December 31, 2012, respectively, and totaled $15.8 billion at December 31, 2013. The declines were primarily due to decreases in the residential mortgage loan portfolio, partially offset by an increase in the securities portfolio since December 31, 2012. The loan portfolio decreased $99.5 million and $781.9 million from September 30, 2013 and December 31, 2012, respectively, and totaled $12.4 billion at December 31, 2013.

The residential (one-to-four family) mortgage loan portfolio totaled $8.0 billion at December 31, 2013, compared to $8.3 billion at September 30, 2013 and $9.7 billion at December 31, 2012. For the quarter and year ended December 31, 2013, residential loan originations for portfolio totaled $158.2 million and $996.0 million, respectively, compared to $220.4 million and $2.5 billion, respectively, for the comparable 2012 periods. The weighted average loan-to-value ratios of the residential loan production for portfolio were approximately 72% and 66% at origination for the quarter and year ended December 31, 2013, respectively, and the loan amounts averaged approximately $582,000 and $694,000, respectively. Residential loan prepayments for the quarter and year ended December 31, 2013 totaled $323.2 million and $2.3 billion, respectively, compared to $633.7 million and $2.9 billion, respectively, for the comparable 2012 periods. "During the fourth quarter, as longer-term interest rates moved higher, we experienced a more dramatic slowdown in residential loan prepayments, the early signs of which we had begun to see in the 2013 third quarter. In addition we experienced a decrease in residential mortgage originations as the market shifted away from a refinance market towards more of a purchase market," Mr. Redman commented.

The MF/CRE mortgage loan portfolio increased $168.6 million, or 4%, from September 30, 2013 and $928.8 million, or 29%, from December 31, 2012 to $4.1 billion at December 31, 2013, and represents 33% of the total loan portfolio. For the quarter and year ended December 31, 2013, MF/CRE loan originations totaled $325.2 million and $1.6 billion, respectively, compared to $383.4 million and $1.6 billion, respectively, for the 2012 comparable periods. The 2013 quarter and year ended December 31, 2013 MF/CRE loan production was originated with weighted average loan-to-value ratios of approximately 29% and 43%, respectively, weighted average debt coverage ratios of approximately 1.68% and 1.74%, respectively, and loan balances averaging approximately $2.5 million and $2.6 million, respectively. MF/CRE loan prepayments for the quarter and year ended December 31, 2013 totaled $125.1 million and $495.4 million, respectively, compared to $150.6 million and $694.8 million for the comparable 2012 periods. At December 31, 2013, the MF/CRE pipeline totaled approximately $312 million. Mr. Redman stated, "Similar to what we saw in the residential mortgage loan portfolio, as longer-term rates moved higher, deal activity appears to have slowed down which has led to a decrease in our pipeline from where it stood earlier in 2013."

Deposits decreased $205.1 million and $588.6 million from September 30, 2013 and December 31, 2012, respectively, to $9.9 billion at December 31, 2013. The year-to-date decreases were primarily due to decreases in higher cost certificates of deposit ("CDs"), partially offset by a net increase in lower cost core deposits. Core deposits totaled $6.6 billion, or 67% of total deposits, and had a weighted average rate of 11 basis points at December 31, 2013, compared to 62% of total deposits at December 31, 2012. CDs, which totaled $3.3 billion at December 31, 2013, or 33% of total deposits, declined 17% from December 31, 2012.

Borrowings totaled $4.1 billion at December 31, 2013, a decrease of $236.3 million from December 31, 2012. The decrease in borrowings, coupled with the growth in business banking deposits and decrease in CDs, is a further reflection of our continuing efforts to reposition the mix of liabilities.

Stockholders' equity totaled $1.5 billion, or 9.62% of total assets, at December 31, 2013, an increase of $225.5 million from December 31, 2012, primarily the result of the issuance of preferred stock in the 2013 first quarter, undistributed net income and other comprehensive income. Astoria Federal continues to be designated as well-capitalized with Tier 1 leverage, Tangible, Total risk-based and Tier 1 risk-based capital ratios of 9.93%, 9.93%, 17.05% and 15.79%, respectively, at December 31, 2013.

Asset Quality

Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $109.8 million, totaled $332.0 million, or 2.10% of total assets, at December 31, 2013, compared to $315.1 million, including TDRs of $32.8 million, or 1.91% of total assets, at December 31, 2012. Included in the $332.0 million of non-performing loans at December 31, 2013 are $81.5 million of loans which are current or less than 90 days past due compared to $13.7 million at December 31, 2012.

Residential NPLs totaled $305.6 million, of which $234.4 million are 90 days or more delinquent, at December 31, 2013, compared to $291.1 million, of which $280.7 million are 90 days or more delinquent, at December 31, 2012. Of the $234.4 million of residential NPLs delinquent 90 or more days, $202.7 million, or 86%, represent loans which, at 180 days delinquent and annually thereafter were reviewed, and charged-off as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs. MF/CRE NPLs totaled $20.4 million and consumer and other NPLs totaled $6.0 million at December 31, 2013 compared to $17.5 million and $6.5 million, respectively, at December 31, 2012. Real estate owned, net totaled $42.6 million at December 31, 2013 compared to $28.5 million at December 31, 2012.

The following table illustrates a two-year migration trend for loan delinquencies and NPLs:

(in millions)	Delinquent Loans 30-89 Days Past Due	NPLs Less Than 90 Days Past Due	NPLs 90 Days or More Past Due	Total NPLs	Total Delinquent Loans and NPLs
At December 31, 2011	$215.5	$10.9	$322.0	$332.9	$548.4
At December 31, 2012	$181.9	$13.7	$301.4	$315.1	$497.0
At December 31, 2013(1)	$131.9	$81.5	$250.5	$332.0	$463.9

(1) Non-performing loans at December 31, 2013 include $61.0 million of loans which have been discharged in a Chapter 7 bankruptcy filing which are less than 90 days past due, of which $54.5 million are current. Such loans are reflected as non-performing pursuant to regulatory guidance issued in 2012.

The table below details, as of December 31, 2013, the ten largest concentrations by state of residential mortgage loans and the respective non-performing loan totals in those states.

($ in millions) State	Total Residential Loans	% of Total Residential Loans	Total Residential NPLs	NPLs as % of State Total
New York*	$ 2,373.2	29.6%	$ 54.6	2.30%
Connecticut*	$ 828.7	10.3%	$ 36.2	4.37%
Illinois*	$ 741.1	9.2%	$ 35.5	4.79%
Massachusetts*	$ 679.6	8.5%	$ 13.4	1.97%
New Jersey*	$ 570.9	7.1%	$ 57.0	9.98%
Virginia	$ 559.4	7.0%	$ 15.0	2.68%
Maryland*	$ 498.0	6.2%	$ 35.6	7.15%
California	$ 477.1	5.9%	$ 23.4	4.90%
Washington	$ 227.9	2.8%	$ 2.6	1.14%
Texas	$ 204.7	2.5%	$ 0.0	0.00%
Top 10 States	$ 7,160.6	89.1%	$273.3	3.82%
All other states (1,2)	$ 876.7	10.9%	$ 32.3	3.68%
Total Residential Loans	$ 8,037.3	100.0%	$305.6 (3)	3.80%

* Judicial foreclosure required

(1) Includes 25 states and Washington, D.C.

(2) Includes Florida with $142.8 million total loans, of which $12.4 million are non-performing loans.

(3) Includes $71.2 million of loans which are current or less than 90 days past due.

Selected Asset Quality Metrics (at December 31, 2013 except as noted)

($ in millions)	Residential	Multi- Family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 8,037.3	$ 3,296.5	$ 813.0	$ 239.7(1)	$12,442.1 (2)(6)
Non-performing loans	$ 305.6 (3)(4)	$ 12.5	$ 7.9	$ 6.0	$ 332.0 (5)
NPLs/total loans	2.46%	0.10%	0.06%	0.05%	2.67%
Net charge-offs 4Q13	$ 5.0	$ 1.1	$ 1.4	$ (0.1)	$ 7.4
Net charge-offs YTD	$ 18.3	$ 3.5	$ 3.2	$ 1.1	$ 26.1

(1) Includes $199.8 million of home equity loans.

(2) Includes $55.7 million of net unamortized premiums and deferred loan costs.

(3) Includes $71.2 million of loans which are current or less than 90 days past due.

(4) Includes $202.7 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter.

(5) Includes $81.5 million of loans which are current or less than 90 days past due.

(6) Does not foot due to rounding.

Included in the $5.0 million of residential loan net charge-offs in the 2013 fourth quarter are $3.3 million of charge-offs on $18.4 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2013 fourth quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "Although we continued to see increased levels of loans shifting from NPL status to real estate owned during the quarter, we expect the level of NPLs 90 days or more delinquent will remain somewhat elevated for some time, especially in those states requiring judicial foreclosure. It is important to note that the loss potential remaining on these NPLs has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 86% of the residential NPLs 90 days or more delinquent, to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook

Commenting on the future outlook, Mr. Redman stated, "It is clear to us that our strategy to become a full service community bank is taking hold. As we move forward we will continue to execute this strategy to further diversify the balance sheet and improve our net interest margin. Business banking will remain a focus and we expect to open our first full-service branch in Manhattan by the end of the first quarter. In addition, we plan to open two more full-service branches in the second half of the year in prime locations within our market from which to better serve our business banking clients. We anticipate that our net interest margin in 2014 will be higher than the 2.25% margin we achieved in 2013. We believe we will experience a growth in earning assets in 2014 as the contraction we have witnessed over the past several years in the residential portfolio continues to slow down and the growth in our MF/CRE portfolio starts to outpace the shrinkage."

Earnings Conference Call January 30, 2014 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, January 30, 2014 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on January 30, 2014 from 1:00 p.m. (ET) through midnight Saturday, February 8, 2014 (ET). The replay number is (877) 660-6853, ID# 421313. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $15.8 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $9.9 billion, is the second largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering nine states and the District of Columbia and multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

Forward Looking Statements

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures, may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	December 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$121,950	$121,473
Securities available-for-sale	401,690	336,300
Securities held-to-maturity
(fair value of $1,811,122 and $1,725,090, respectively)	1,849,526	1,700,141
Federal Home Loan Bank of New York stock, at cost	152,207	171,194
Loans held-for-sale, net	7,375	76,306
Loans receivable:
Mortgage loans, net	12,201,920	12,958,999
Consumer and other loans, net	240,146	264,973
	12,442,066	13,223,972
Allowance for loan losses	(139,000)	(145,501)
Total loans receivable, net	12,303,066	13,078,471
Mortgage servicing rights, net	12,800	6,947
Accrued interest receivable	37,926	41,688
Premises and equipment, net	112,530	115,632
Goodwill	185,151	185,151
Bank owned life insurance	423,375	418,155
Real estate owned, net	42,636	28,523
Other assets	143,490	216,661

TOTAL ASSETS	$15,793,722	$16,496,642

LIABILITIES
Deposits	$9,855,310	$10,443,958
Federal funds purchased	335,000	-
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,454,000	2,897,000
Other borrowings, net	248,161	376,496
Mortgage escrow funds	109,458	113,101
Accrued expenses and other liabilities	172,280	272,098

TOTAL LIABILITIES	14,274,209	15,202,653

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 and -0- shares issued
and outstanding, respectively)	129,796	-
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 98,841,960 and 98,419,318 shares
outstanding, respectively)	1,665	1,665
Additional paid-in capital	894,297	884,689
Retained earnings	1,930,026	1,891,022
Treasury stock (67,652,928 and 68,075,570 shares, at cost, respectively)	(1,398,021)	(1,406,755)
Accumulated other comprehensive loss	(38,250)	(73,090)
Unallocated common stock held by ESOP
(-0- and 967,013 shares, respectively)	-	(3,542)

TOTAL STOCKHOLDERS' EQUITY	1,519,513	1,293,989

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,793,722	$16,496,642

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest income:
Residential mortgage loans	$66,796	$86,242	$289,790	$372,478
Multi-family and commercial real estate mortgage loans	42,889	38,606	163,352	149,694
Consumer and other loans	2,186	2,314	8,797	9,258
Mortgage-backed and other securities	13,560	12,312	49,563	61,757
Repurchase agreements and interest-earning cash accounts	71	56	263	338
Federal Home Loan Bank of New York stock	1,518	2,056	6,665	6,984
Total interest income	127,020	141,586	518,430	600,509
Interest expense:
Deposits	14,451	19,542	62,617	98,021
Borrowings	25,804	34,638	113,911	154,219
Total interest expense	40,255	54,180	176,528	252,240

Net interest income	86,765	87,406	341,902	348,269
Provision for loan losses	3,408	10,900	19,601	40,400
Net interest income after provision for loan losses	83,357	76,506	322,301	307,869
Non-interest income:
Customer service fees	9,068	9,040	36,786	39,520
Other loan fees	642	703	2,230	2,640
Gain on sales of securities	-	6,000	2,057	8,477
Mortgage banking income, net	3,181	1,673	13,241	6,820
Income from bank owned life insurance	2,193	2,366	8,404	9,439
Other	2,319	1,861	6,854	6,339
Total non-interest income	17,403	21,643	69,572	73,235
Non-interest expense:
General and administrative:
Compensation and benefits	34,427	34,080	133,689	139,140
Occupancy, equipment and systems	17,042	17,414	70,711	67,406
Federal deposit insurance premium	8,829	11,763	37,188	47,363
Advertising	175	768	6,400	6,392
Extinguishment of debt	-	-	4,266	1,212
Other	8,576	9,165	35,277	38,620
Total non-interest expense	69,049	73,190	287,531	300,133

Income before income tax expense	31,711	24,959	104,342	80,971
Income tax expense	11,559	8,043	37,749	27,880

Net income	20,152	16,916	66,593	53,091

Preferred stock dividends	2,193	-	7,214	-

Net income available to common shareholders	$17,959	$16,916	$59,379	$53,091

Basic earnings per common share	$0.18	$0.17	$0.60	$0.55

Diluted earnings per common share	$0.18	$0.17	$0.60	$0.55

Basic weighted average common shares outstanding	97,579,796	95,907,718	97,121,497	95,455,344
Diluted weighted average common shares outstanding	97,579,796	95,907,718	97,121,497	95,455,344

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$8,226,614	$66,796	3.25%	$10,091,712	$86,242	3.42%
Multi-family and commercial real estate	4,041,959	42,889	4.24	3,058,470	38,606	5.05
Consumer and other loans (1)	243,375	2,186	3.59	268,109	2,314	3.45
Total loans	12,511,948	111,871	3.58	13,418,291	127,162	3.79
Mortgage-backed and other securities (2)	2,274,668	13,560	2.38	2,106,362	12,312	2.34
Interest-earning cash accounts	103,503	71	0.27	90,548	56	0.25
Federal Home Loan Bank stock	153,101	1,518	3.97	179,397	2,056	4.58
Total interest-earning assets	15,043,220	127,020	3.38	15,794,598	141,586	3.59
Goodwill	185,151			185,151
Other non-interest-earning assets	691,767			768,114
Total assets	$15,920,138			$16,747,863

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,522,999	318	0.05	$2,798,866	353	0.05
Money market	1,937,387	1,237	0.26	1,497,279	2,702	0.72
NOW and demand deposit	2,091,156	173	0.03	2,010,158	164	0.03
Total core deposits	6,551,542	1,728	0.11	6,306,303	3,219	0.20
Certificates of deposit	3,364,659	12,723	1.51	4,126,333	16,323	1.58
Total deposits	9,916,201	14,451	0.58	10,432,636	19,542	0.75
Borrowings	4,119,999	25,804	2.51	4,622,347	34,638	3.00
Total interest-bearing liabilities	14,036,200	40,255	1.15	15,054,983	54,180	1.44
Non-interest-bearing liabilities	406,268			394,591
Total liabilities	14,442,468			15,449,574
Stockholders' equity	1,477,670			1,298,289
Total liabilities and stockholders' equity	$15,920,138			$16,747,863

Net interest income/
net interest rate spread (3)		$86,765	2.23%		$87,406	2.15%
Net interest-earning assets/
net interest margin (4)	$1,007,020		2.31%	$739,615		2.21%
Ratio of interest-earning assets to
interest-bearing liabilities	1.07x			1.05x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$8,810,950	$289,790	3.29%	$10,464,169	$372,478	3.56%
Multi-family and commercial real estate	3,680,551	163,352	4.44	2,739,095	149,694	5.47
Consumer and other loans (1)	253,465	8,797	3.47	273,907	9,258	3.38
Total loans	12,744,966	461,939	3.62	13,477,171	531,430	3.94
Mortgage-backed and other securities (2)	2,211,700	49,563	2.24	2,312,270	61,757	2.67
Repurchase agreements and
interest-earning cash accounts	95,892	263	0.27	142,745	338	0.24
Federal Home Loan Bank stock	154,478	6,665	4.31	164,707	6,984	4.24
Total interest-earning assets	15,207,036	518,430	3.41	16,096,893	600,509	3.73
Goodwill	185,151			185,151
Other non-interest-earning assets	748,080			824,481
Total assets	$16,140,267			$17,106,525

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,659,433	1,329	0.05	$2,818,440	4,437	0.16
Money market	1,824,729	5,646	0.31	1,318,943	8,944	0.68
NOW and demand deposit	2,094,245	691	0.03	1,933,156	978	0.05
Total core deposits	6,578,407	7,666	0.12	6,070,539	14,359	0.24
Certificates of deposit	3,598,297	54,951	1.53	4,702,693	83,662	1.78
Total deposits	10,176,704	62,617	0.62	10,773,232	98,021	0.91
Borrowings	4,115,259	113,911	2.77	4,624,841	154,219	3.33
Total interest-bearing liabilities	14,291,963	176,528	1.24	15,398,073	252,240	1.64
Non-interest-bearing liabilities	428,920			430,466
Total liabilities	14,720,883			15,828,539
Stockholders' equity	1,419,384			1,277,986
Total liabilities and stockholders' equity	$16,140,267			$17,106,525

Net interest income/
net interest rate spread (3)		$341,902	2.17%		$348,269	2.09%
Net interest-earning assets/
net interest margin (4)	$915,073		2.25%	$698,820		2.16%
Ratio of interest-earning assets to
interest-bearing liabilities	1.06x			1.05x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Selected Returns and Financial Ratios	(Annualized)
Return on average common stockholders' equity (1)	5.33%	5.21%	4.50%	4.15%
Return on average tangible common stockholders' equity (1) (2)	6.18	6.08	5.23	4.86
Return on average assets (1)	0.51	0.40	0.41	0.31
General and administrative expense to average assets	1.73	1.75	1.78	1.75
Efficiency ratio (3)	66.29	67.12	69.88	71.21
Net interest rate spread	2.23	2.15	2.17	2.09
Net interest margin	2.31	2.21	2.25	2.16

Asset Quality Data (dollars in thousands)
Non-performing loans (4):
Current			$70,644	$11,139
30-59 days delinquent			8,228	1,850
60-89 days delinquent			2,596	690
90 days or more delinquent			250,534	301,407
Non-performing loans			332,002	315,086

Real estate owned			42,636	28,523

Non-performing assets			374,638	343,609

Net loan charge-offs	$7,408	$13,871	26,102	52,084

Non-performing loans/total loans			2.67%	2.38%
Non-performing loans/total assets			2.10	1.91
Non-performing assets/total assets			2.37	2.08
Allowance for loan losses/non-performing loans			41.87	46.18
Allowance for loan losses/total loans			1.12	1.10
Net loan charge-offs to average loans outstanding	0.24%	0.41%	0.20	0.39

Capital Ratios (Astoria Federal)
Tangible			9.93%	9.24%
Tier 1 leverage			9.93	9.24
Total risk-based			17.05	16.49
Tier 1 risk-based			15.79	15.23

Other Data
Cash dividends paid per common share	$0.04	$0.04	$0.16	$0.25
Book value per common share (5)			14.06	13.28
Tangible book value per common share (6)			12.19	11.38
Tangible common stockholders' equity/tangible assets (2) (7)			7.72%	6.80%
Mortgage loans serviced for others (in thousands)			$1,504,654	$1,443,672
Full time equivalent employees			1,540	1,530

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)

Non-performing loans at December 31, 2013 included $61.0 million of loans discharged in a Chapter 7 bankruptcy filing which were less than 90 days past due, of which $54.5 million were current, $5.6 million were 30-59 days delinquent and $878,000 were 60-89 days delinquent.  Such loans have been classified as non-performing loans pursuant to regulatory guidance issued in 2012.

(5)	Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares at December 31, 2012.
(6)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares, excluding unallocated ESOP shares at December 31, 2012.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2013		At September 30, 2013		At December 31, 2012
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$7,802,898	3.48%	$8,053,827	3.54%	$9,420,175	3.73%
Multi-family and commercial real estate	4,089,025	4.02	3,914,505	4.09	3,163,067	4.65
Mortgage-backed and other securities (3)	2,251,216	2.87	2,331,211	2.90	2,036,441	3.26

Interest-bearing liabilities:
Savings	2,493,899	0.05	2,562,927	0.05	2,802,298	0.05
Money market	1,972,136	0.25	1,913,607	0.25	1,586,556	0.74
NOW and demand deposit	2,097,478	0.04	2,133,062	0.03	2,094,733	0.03
Total core deposits	6,563,513	0.11	6,609,596	0.10	6,483,587	0.21
Certificates of deposit	3,291,797	1.50	3,450,778	1.52	3,960,371	1.55
Total deposits	9,855,310	0.57	10,060,374	0.59	10,443,958	0.72
Borrowings, net	4,137,161	2.41	4,109,028	2.46	4,373,496	3.03

(1)     Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)     Mortgage loans exclude loans held-for-sale and non-performing loans.  However, effective in 2013, non-performing residential mortgage loans which are current or less than 90 days past due are included.

(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriafederal.com